Exhibit 10.41

VIRIDIAN THERAPEUTICS, INC. AMENDMENT TO EMPLOYMENT AGREEMENT

Effective January 1, 2025 (the “Effective Date”), Viridian Therapeutics, Inc. (the “Company”) and Jennifer Tousignant (“Executive”) enter into this AMENDMENT (the “Amendment”) to the EMPLOYMENT AGREEMENT between them dated January 10, 2024 (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Agreement.

    1.    Section 7(b) of the Agreement shall be replaced in its entirety with the following:

(b)    Disability. For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances. A termination of Executive’s employment for Disability shall be communicated to Executive by written notice, and shall be effective on the 10th day after sending such notice to Executive (the “Disability Effective Date”), unless Executive returns to performance of Executive’s duties before the Disability Effective Date.

2.    The phrase “Continuous Service” in the last sentence of Section 7(c) of the Agreement is hereby replaced with the word “employment.”

3.    Section 7(e) of the Agreement shall be replaced in its entirety with the following:

(e)    Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company by resigning from employment with the Company for Good Reason. The term “Good Reason” shall mean the occurrence, without Executive’s consent, of any one or more of the following: (i) a material reduction in Executive’s base salary of ten percent (10%) or more (unless such reduction is pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); (ii) a material reduction in Executive’s authority, duties or responsibilities; provided, however, that (a) the acquisition of the Company and subsequent conversion of the Company to a subsidiary, division or unit of the acquiring company will not by itself result in a reduction of Executive’s position and (b) a change in title, reporting relationships and/or responsibilities of the Executive could, but do not necessarily in and of themselves, individually or in the aggregate, constitute a material reduction for purposes of this Section 7(e), and in all instances, the determination of whether a material reduction has occurred shall be made by the

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Company in good faith (except that this Section (e)(ii)(b) does not apply in connection with a Change in Control); (iii) a relocation of Executive’s principal place of employment with the Company (or its successor, if applicable) to a place that increases Executive’s one-way commute by more than twenty five (25) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to such relocation; or (iv) material breach by the Company of any material provision of this Agreement.

No resignation for Good Reason shall be effective unless (1) Executive provides written notice, within thirty (30) days after the first occurrence of the event giving rise to Good Reason, to the Chairman of the Board setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps Executive believes necessary to cure, (2) the Company has had thirty (30) business days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, and (3) if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company (including any position as a member of the Board) effective not later than fifteen (15) days after the expiration of the cure period. Further, no resignation for Good Reason shall be effective if prior to Executive’s written notice of resignation for Good Reason the Company first provided Executive notice of its intent to terminate Executive’s employment for any reason.

4.     Section 8(c) of the Agreement shall be replaced in its entirety with the following:

(c)     Involuntary Termination in Connection with a Change in Control. In the event that Executive’s Involuntary Termination occurs during the one (1) month period prior to, on or within the twelve (12) months following the consummation of a Change in Control (as defined below) and subject in all events to Executive’s compliance with Section 8(d) below, then Executive: (i) shall be entitled to the benefits provided above in Sections 8(b)(i) and (iii); (ii) the vesting of all of Executive’s outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of Executive’s Involuntary Termination; and (iii) Executive shall receive their Annual Performance Bonus at the full Target Amount (at the target percentage then in effect for Executive) within thirty (30) days after the effective date of Executive’s Involuntary Termination. For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 8(b) and this Section 8(c). If Executive is eligible for benefits under both Section 8(b) and this Section 8(c), Executive shall receive the benefits set forth in this Section 8(c) and such benefits will be reduced by any benefits previously provided to Executive under Section 8(b).

5.    Section 10 of the Agreement shall be replaced in its entirety with the following:

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Governing Law; Venue; Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof. In addition, Executive acknowledges that because Executive will have regular interaction with Company representatives based in Massachusetts, any dispute concerning this Agreement shall be heard only and exclusively by a court of competent jurisdiction within Massachusetts. Executive acknowledges that Executive is subject, and hereby consents, to the personal jurisdiction and venue of the Massachusetts courts in any county where the Company has operations. Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute. Notwithstanding the foregoing, if Executive lives in California, then the jury waiver shall not apply, and this Agreement shall be governed by the laws of the State of California and any dispute shall be adjudicated in the state or federal courts within California.

6.    Section 13(a) of the Agreement shall be replaced in its entirety with the following:

(a)    Reserved.

7.    All other terms and conditions of the Agreement shall remain in full force and effect.

8.    In consideration for the severance and other benefits provided in this Amendment, which Executive acknowledges is mutually agreed upon, Executive agrees to promptly execute and abide by the Invention Assignment, Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached as Exhibit A (the “Restrictive Covenants Agreement”), which shall replace in its entirety Exhibit A of the Agreement and which is and shall be construed as a separate and independent agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the 25th day of February, 2025.

Viridian Therapeutics, Inc.

By: /s/ Stephen Mahoney
Stephen Mahoney
President and CEO

Executive:

/s/ Jennifer Tousignant

Jennifer Tousignant

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Attachment

Exhibit A - Invention Assignment, Non-Disclosure, Non-Competition and Non-Solicitation Agreement

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